Exhibit 10.1

AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT is made as of August 10, 2011 by and between DESTINATION MATERNITY CORPORATION (formerly MOTHERS WORK, INC.) (the “Company”) and EDWARD M. KRELL (“Employee”).

WHEREAS, the Company and Employee are parties to a Second Amended and Restated Employment Agreement dated as of May 15, 2007, as amended October 1, 2008 and August 3, 2010 (the “Employment Agreement”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has resolved to increase Employee’s Base Salary effective December 1, 2010; and

WHEREAS, the Company and Employee have agreed to make certain other changes to the Employment Agreement.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective as of the date first above written:

1.	Paragraph 6(A) is amended by revising the Base Salary amount to $750,000. This revision is effective as of December 1, 2010.

2.	Paragraph 2(B)(1) is amended and restated as follows:

“(1) the Company will make a lump sum payment to Employee (less applicable deductions and withholdings), at the time specified in Paragraph 2(E), of a gross amount equal to (i) $3,900,000, plus (ii) any Annual Bonus earned but not previously paid with respect to a year ended prior to the date of termination;”

3.	Paragraph 2(E) is amended and restated as follows:

“In consideration of and as a condition to receiving all the rights and benefits described in paragraphs 2(B), 2(C) or 2(D) above, Employee (or, as applicable, the executors, legal representatives or administrators of his estate) will be required to sign and deliver to the Company the Company’s employment release agreement, substantially in the form attached hereto as Exhibit A (the “Release”) within 45 days following his cessation of employment. Subject to paragraph 3, below, and provided the Release is not revoked, the severance, disability or death benefits described herein (as applicable) will begin to be paid or provided (x) 15 days after the Release has been delivered, if the 60 day period following the cessation of employment does not straddle two calendar years; or (y) the later of 15 days after the Release has been delivered or the first regularly scheduled payroll date in the calendar year following the cessation of employment, if the 60 day period following such cessation straddles two calendar years. Rights and benefits described in the aforesaid paragraphs are in lieu of, and not in addition to, any severance or termination benefits provided under any other plan, policy, or arrangement of the Company.”

4.	The Employment Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Employee has executed this Amendment, in each case on the date first written above.

DESTINATION MATERNITY CORPORATION

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Senior Vice President & Chief Financial Officer

EDWARD M. KRELL

/s/ Edward M. Krell